emcore

EMCORE Corporation 2015 Chestnut Street Alhambra CA 91803 USA T +1 626 293 3400 F +1 626 293 3429

March 31, 2019

CHESTNUT2015 LLC
Attn: Ms. Maria Tam Isles
2225 W. Commonwealth Ave., #206
Alhambra, CA 91803

Re: Amendment to Lease

Dear Ms. Isles:

Reference is hereby made to that certain Standard Industrial/Commercial Single-Tenant Lease – Net for the premises of 2001 to 2025 W. Chestnut Street, 707 S. Raymond Ave and 708 S. Palm Ave, Alhambra, California, dated as of October 1, 2017 (together with all prior Addendums thereto, the "Existing Lease"), entered into by and between CHESTNUT2015 LLC ("Lessor") and EMCORE Corporation ("Lessee"). Lessor and Lessee desire to extend the term of the Existing Lease, upon and subject to the terms set forth below. Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Existing Lease.

By execution of this Lease amendment (this "Amendment;" the Existing Lease taken together with the Amendment is "the Amended Lease"), Lessor and Lessee agree that the Existing Lease is hereby amended as follows:

1. To the extent that anything contained in this Amendment conflicts with any prior term or provision of the Existing Lease, this Amendment shall control.

2. The Parties endeavor to enter into this Amendment and to amend the Existing Lease in order to conform to scheduling needs of Lessee to finalize this Amendment on or before March 31, 2019. For that reason, the Parties acknowledge that some of the provisions of this Amendment, as set forth below, require performance which will be commercially impracticable to achieve in a timely way. Therefore, the Parties acknowledge that provisions of this Amendment below, namely concerning Lessor's consent regarding Lessee construction and fixtures on the Premises and Lessee's storage and use of Hazardous Materials on the Premises, will require further performance by the Parties, and that this Amendment is expressly conditioned upon the performance of additional actions by the Parties, absent which this Amendment is terminable at the option of the Lessor.

3. Paragraph 1.3 of the Existing Lease is hereby amended to reference an Original Term of six (6) years commencing on October 1, 2017 and ending on September 30, 2023. Base Rent for the period of (i) October 1, 2020 – September 30, 2021 shall be $50,000 per month, (ii) October 1, 2021 – September 30, 2022 shall be $51,500 per month and (iii) October 1, 2022 – September 30, 2023 shall be $53,500 per month.

4. Paragraph 52.A(i) is hereby amended to replace the clause "at least 6 but not more than 12 months prior" with the clause "at least 3 but not more than 12 months prior".

5. Paragraph 52.A.III is hereby amendedto reflect a new Base Rent,to the extent the Lessee exercises the option term in its sole discretion: (a) for the period of October 1, 2023 – September 30, 2024 (the "**FY24 Rent**"), of the greater of (i) $53,500 per month and (ii) and the "Fair Market Rent" as defined below; (b) for the period of October 1, 2024 – September 30, 2025 (the "**FY25 Rent**"), of an amount equal to 2% greater than the FY24 Rent; and (c) for the period of October 1, 2025 – September 30,

2026, of an amount equal to 2% greater than the FY25 Rent. "Fair Market Rent" shall be determined based on the rental market for comparable industrial/manufacturing buildings in Alhambra, California, at the time of determination and shall account for the fact that Lessor shall not be obligated to perform any work on the premises to prepare the same for Lessee's occupancy nor shall Lessee be entitled to any tenant fund. Lessor and Lessee shall attempt in good faith to agree upon the Fair Market Rent at least one year prior to the expiration of the Original Term. If each Lessor and Lessee are be unable to reach a mutual determination at least one year prior to the expiration of the Original Term, Lessor and Lessee shall jointly select an independent real estate appraiser (the "**Appraiser**") whose fee shall be borne equally by Lessor and Lessee. The Appraiser shall be an independent real estate appraiser with at least ten years' experience in leasing and valuation of properties which are similar in character to the Premises, and a member of (i) the American Institute of Appraisers of the National Association of Real Estate Boards and (ii) the Society of Real Estate Appraisers. The Appraiser shall conduct such investigations as he or she may deem appropriate and shall, within thirty days after the date of designation of the Appraiser, provide a determination of the Fair Market Rent, which determination shall be conclusive and binding to the extent that Lessee elects to exercise the option term for the Premises.

6. **Hazardous Substances; Lessee Modifications of the Premises; Lessor Consent.**

(a) The Parties acknowledge that at some prior time in history, Lessee performed certain modifications of the Premises specifically, but not limited to, the construction of a blast wall and two adjacent, outdoor, above-ground storage tanks, which tanks are believed to contain liquid nitrogen ("the Blast Wall and Tanks"). Further, the Parties acknowledge that liquid nitrogen and potentially other materials maintained by Lessee on the Premises constitute Hazardous Substances under the Existing Lease. With respect to the Blast Wall and Tanks, , to the extent in Lessee's possession, Lessee shall provide to Lessor engineering plans, approvals, permits, designs, descriptions, and any other reasonably required materials, which materials are calculated to demonstrate the Blast Wall and Tanks are safe and installed pursuant to any existing law or codes or regulatory guidelines or rules. Lessor may require the Blast Wall and Tanks to be inspected by qualified engineers or inspectors in order to confirm the safety of the installation of said items. Further, by executing this Amendment, Lessee represents and warrants to Lessor that the Blast Wall and Tanks are safe and were installed pursuant to any then-applicable laws, regulations or requirements of any kind, and further, Lessee will undertake the performance of any additional work or improvements to the extent that any additional work or improvements are reasonably necessary to assure the safety of the Blast Wall and Tanks under currently applicable laws, regulations or requirements of any kind. Lessor may, after first consulting with independent experts and engineers, reject the Blast Wall and Tank construction as presently existing if Lessor determines the Blast Wall and Tanks cannot be made safe in their present configuration, and require either the Blast Wall and Tanks be constructed and installed to Lessor's satisfaction, or alternatively, the Parties will further negotiate in good faith to mutually agree upon corrective measures acceptable to both Parties. If unable to reach agreement after good faith discussion of the corrective measures for the Blast Wall and Tanks, the Parties will mediate the disagreement, followed if necessary by an arbitration with a neutral arbitrator, mutually selected, who will make a final determination which will bind both Parties.

(b) With respect to Hazardous Substances, Lessee shall make a written disclosure to Lessor of the storage by Lessee of any Hazardous Substances on the Premises in an amount exceeding a normal and customary volume necessary for ordinary operations. Lessee shall cooperate with any reasonable requests for additional information from Lessor.

(c) The Parties acknowledge that due to the shortness of time to comply with this Amendment's requirements as set forth in this section, Lessee will likely produce this information to Lessor subsequent to March 31, 2019. The Parties shall perform their respective duties, i.e. Lessee shall

produce the information and documentation in its possession concerning the Blast Wall and Tanks and any other improvements on the Premises and the Hazardous Substances manifest to Lessor within a commercially reasonable time, and Lessor shall evaluate said information within a commercially reasonable time. Lessor may also request an inspection to evaluate the Premises for materials or improvements on the Premises.

7. **Insurance Requirements**. Notwithstanding anything to the contrary in Section 8 of the Existing Lease or under any other section, Lessee's requirements to insure the Premises for liability shall be a minimum of $5 million dollars per occurrence, and $10 million dollars annual aggregate limit on liability, loss, harm, injury or claim of any kind. Further, the Parties acknowledge that Lessor's minimum insurance requirements neither constitute a representation of adequate insurance nor a limit on Lessee's duty to indemnify and hold harmless Lessor, as set forth in the Existing Lease and provided further in this Amendment below. Further, that notwithstanding the citation of said acknowledgment in section 8.4(d) of the Existing Lease, that said acknowledgment applies generally to insurance coverage required under the Existing Lease and under the Amended Lease, and is not limited to liability insurance coverage.

8. **Lessee's Indemnification of Lessor**. Lessee acknowledges and affirms here that Lessee, for itself and its successors, parents, subsidiaries, affiliates, and assigns, agrees to indemnify Lessor, its successors, and assigns, against any and all claims, demands, and liability for any loss, damage, injury, or other casualty to persons or property, whether that of either of the parties to this lease agreement or of third persons, caused by or happening in connection with Lessee's use and occupancy of the Premises or any buildings, structures, equipment, or appliances located or to be located on the Premises or by reason of the acts or omissions of Lessee's employees, invitees, third parties or vendors. Further, Lessee acknowledges that this indemnity is not limited to the amount of insurance, if any, obtained by Lessee or Lessor. Further, that this indemnity is absolute notwithstanding the provisions of section 8.6 (Waiver of Subrogation) of the Existing Lease. Each party acknowledges and agrees that the foregoing paragraph in no way modifies or amends the rights, obligations, and limitations with respect to each party set forth in Addendum Paragraph 6.5 of the Existing Lease.

Except as specifically modified by this Amendment, the Existing Lease shall remain unchanged and in full force and effect, and when taken together with the Amendment as the Amended Lease, shall constitute the agreement between the Parties. This Amendment shall be governed by the laws of the State of California. This Amendmentmay be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

Sincerely,

~~Iain Black~~ Ryan Hochgesang
~~SVP Operations~~, EMCORE Corporation
VP, General Counsel

Acknowledged and Agreed:

CHESTNUT2015 LLC

By: ______________________

Name: Maria Tam Isles
Title: Manager
Date: